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                              CONSULTING AGREEMENT

         This Consulting Agreement, dated as of November 22, 2000, is between Mark Johnson, a resident of the State of Maryland ("Consultant") and SportsNuts.com International, Inc., a Delaware corporation with its usual place of business in Salt Lake City, Utah (the "Corporation") and is to the following effect.

         WHEREAS, Consultant provides various Merger and Acquisition related services to clients and has the capacity to perform such services and so-called back office services; and

         WHEREAS, both the Consultant and the Corporation intend to set forth the terms and conditions of services provided, each to the other,

         NOW, THEREFORE, in consideration of the mutual covenants, Agreements and provisions hereof, Consultant and Corporation agree as follows:

         1.       Engagement.
                  -----------

                  The Corporation hereby retains Consultant and Consultant agrees to provide Consulting services to the Corporation as follows:

                  (a) Consultant agrees to perform such services for Corporation or Corporation's Clients as are requested by Corporation.

                  (b) Corporation agrees to provide such back room services, in connection with acquisitions, to Consultant's Clients upon such terms and conditions as Corporation and Consultant may agree.

         2.       Representation.  Consultant represents and warrants
                  ---------------
that Consultant is duly qualified and expert in the field of the Corporation's business.

         3.       Duties.           Consultant shall have duties as are assigned
                  -------
from time to time by the Corporation's President and/ or Board of Directors.

         4.       Independent Contractor.  All services to be performed
                  -----------------------
by Consultant hereunder shall be performed in the capacity of an independent contractor and Consultant shall not be an employee of

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the Corporation by reason of this Agreement. Consultant shall be free to dispose of such portion of Consultant's entire time, energy and skill during regular business hours as Consultant shall determine. Consultant is expressly permitted to be an employee, independent contractor or consultant to other parties during the Term hereof. Consultant will be responsible for making all required payments of federal and state income and unemployment taxes, if any, as well as payments under the Federal Insurance Contributions Act or Medical Contributions.

         5. (a) Confidentiality. The Consultant acknowledges that as a result of Consultant's position with the Corporation, Consultant will have access to the customer list, the product information, concepts and designs, strategies, know-how and other proprietary information vital to the profitability of the Corporation (the "Proprietary Assets or Trade Secrets"). The Consultant acknowledges that it is the intention of the Corporation to continue to develop, improve and market such valuable and unique strategies, know-how, methods and other information. Such Trade Secrets have or may become known to the Consultant as a consequence of the Consultant's engagement or relationship with the Corporation. Trade Secrets also include any proprietary, secret or confidential information which the Consultant has acquired or may hereafter acquire during his engagement or relationship the Corporation, including, but not limited to marketing and business plans, information about the Corporation's customers, clients and other business relationships, customer lists, methods and strategies and documentation and ideas relating to the activities of the Corporation or its clients. Furthermore, the Consultant acknowledges that the Proprietary Assets of the Corporation are valuable, special, and unique assets of the Corporation's business. Consultant understands that the Corporation has no adequate remedy at law should Consultant breach the terms of this paragraph. Thereof, in the event of a breach or threatened breach by the Consultant of the provisions of this paragraph the Corporation shall be entitled to injunctive relief restraining the Consultant from disclosing, in whole or in part, the list of the Corporation's customers, or from rendering any services to any person, firm, employer, association, or other entity to whom such list or any other Proprietary Asset, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting the Corporation from pursuing any other remedies available to the Corporation for such breach or threatened breach, including the recovery of damages from the Consultant. The Corporation shall be entitled to

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recover from  Consultant the costs of enforcement of this  paragraph,  including reasonable attorney's fees and court costs.

         (b) Nondisclosure and Nonuse. The Consultant shall not, either during Consultant's engagement or relationship by or with the Corporation or at any time thereafter, use in any way or disclose the Corporation's customer list or any other of the Proprietary Assets or any part thereof to any person or entity for any reason or purpose whatsoever, or in any way appropriate for Consultant's own benefit any of the Proprietary Assets or any Trade Secrets except in connection with Consultant's good faith efforts to promote the Corporation's business.

         (c) Use and Return of Documents. The Consultant shall (I) exercise all precautions necessary to protect the integrity of all Proprietary Assets or Trade Secrets and keep confidential all documents and records embodying any part of any Proprietary Assets or Trade Secrets, whether prepared by the consultant or others, and (II) will not copy any such documents or records or remove any such documents or records or copies thereof from the Corporation's premises. Upon termination of Consultant's employment with the Corporation, the consultant shall promptly deliver to the Corporation all documents and records embodying any part of or relating to Proprietary Assets or Trade Secrets, and any copies thereof, then in Consultant's possession or under Consultant's control, whether or not on the premises of the Corporation.

         (d) Covenant Not to Compete. The Consultant recognizes and acknowledges that Consultant has developed a unique and valuable expertise in the business of the Corporation or that of its clients and the Corporation has agreed to enter into this Agreement and to offer engagement or relationship, in direct reliance on the covenants and Agreements of the Consultant contained in this Agreement. It is therefore agreed that during Consultant's engagement or relationship by or with the Corporation and for two years from the date of the termination of such employment, for whatever cause or reason, the Consultant (a) shall not, without the prior approval of the Corporation, alone or as a member, consultant or agent of any partnership or as an officer, agent, consultant, director, shareholder compete with any business or activity currently or hereafter conducted by the Corporation or any subsidiaries or affiliates (existing now or hereafter) of the Corporation, and (b) shall not hire or entice or in any other manner persuade or attempt to persuade any Consultant, independent contractor, dealer, supplier, client or customer of the Corporation to discontinue his, her or its

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relationship  or violate  any  Agreement  with the  Corporation  as  Consultant, independent contractor, supplier, client or customer, as the case may be.

         (e) Work For Hire. Consultant is a work for hire and hereby assigns and sets over all designs, patents, copyrights, or other intellectual property of or relating to the Proprietary Assets or Trade Secrets or to the subject matters thereof or any other intellectual property created by Consultant during the term of this Agreement notwithstanding where conceived, intending that all such property is that of the Corporation and shall be deemed Proprietary Assets.

         6.       Compensation.  The Corporation shall pay, and
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Consultant hereby accepts as full compensation for services rendered hereunder, the following amounts:

                  (a)   Shares of Common Stock.  The Corporation hereby
                        ----------------------
grants to Consultant Three Hundred Thousand (300,000) shares of the Corporation's Common Stock.

                  (b)   Warrants.  The Corporation hereby grants to
                        --------
Consultant Warrants to acquire the following number of shares:

                           (i)    Eight Hundred Thousand (800,000) shares of
Common Stock, at an exercise price of $0.25 per share, provided however, that the Corporation shall have the right to reject for any reason the exercise of warrants representing 400,000 shares; and

                           (ii)    Nine Hundred Thousand (900,000) shares of
Common Stock, exercisable on a monthly basis at Seventy Five Thousand (75,000) shares each month. The exercise price for each monthly tranche under this subsection shall be equal to a 20% discount from the trading price of the Corporation's Common Stock on the first day of such month. All Warrants issued hereunder shall expire one (1) year from the date of this Agreement.

                  (c)   Additional Services.  for all back office
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services provided by Corporation, fees shall be paid and
determined consistent with current policy and pricing of Corporation, unless otherwise agreed in writing at the time of engagement.

         7.       Registration.   As soon as practicable, the Corporation
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agrees to file a Registration Statement with the Securities and
Exchange Commission on Form S-8 with respect to the shares of

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Common Stock and Warrants issued to Consultant pursuant to this Agreement.

         8. Termination.  The Corporation may terminate this Agreement,  with or
            ------------
without cause, on three (3) days written notice to the Consultant. In the event this Agreement is terminated for any reason whatsoever, the Consultant shall deliver immediately to the Corporation all Corporation materials including, but not limited to, its price lists, temporary personnel lists, supplies, equipment, checks, petty cash, and all their materials and records of any kind that may be in the Consultant's possession or under his control, including any and all copies of the foregoing. Upon breach hereof, the Consultant shall be entitled to injunctive relief.

         9.  Working  Facilities.   The  Consultant  shall  be  responsible  for
             --------------------
providing itself/himself/herself with such office facilities, secretarial and other office personnel, and telephones and telephone service, appropriate forms and invoices, and materials, supplies and equipment as may be deemed necessary by the Consultant for the performance of the services contemplated by this Agreement at no charge or cost to the Corporation.

         10.      Severability.   If any provision of this Agreement or
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portion of such provision or any application thereof to any person or circumstances is held invalid, the remainder of this Agreement (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

         11.      Nonassignability.   Consultant acknowledges that
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Corporation enters into this Agreement with Consultant personally because of Consultant's special knowledge and expertise. Therefore, Consultant agrees not to undertake to assign any of its duties hereunder. Any attempted assignment shall be null and void and without further force or effect.

         12.      Notices.   All notices given hereunder shall be in
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writing and effective when delivered or mailed (certified, return receipt requested) as follows:

         If to the Corporation, to it at:    SportsNuts.com
                                             10421 South 400 West,
                                             Ste 550
                                             Salt Lake City,UT 84095


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         If to the Consultant, by name at:   Mark Johnson
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                                             ----------------------------

         A party may change its address by giving notice to the other party pursuant to the foregoing procedure at least ten (10) days prior to the effective date thereof.

         13.      General Matters.
                  ----------------

                  (a) This Agreement shall be governed and construed by and in accordance with the laws of the Commonwealth of Maryland.

                  (b) The heading of the sections of this Agreement have been inserted for convenience and shall not modify, define, limit or expand the express provisions of this Agreement.

                  (c) This document constitutes the entire Agreement of the parties as to the subject matter hereof and may be amended except by a writing executed by both parties hereto.


         IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.





/s/  Kenneth Denos                          /s/ Mark Johnson
-----------------------------               -----------------------------
Kenneth Denos, President                    Mark Johnson
SportsNuts.com International, Inc.


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